Exhibit 99.1

Fortress Biotech Announces Pause in Payment of Dividends on 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock

Miami, FL – July 5, 2024 – Fortress Biotech, Inc. (Nasdaq: FBIO; FBIOP) (“Fortress”), an innovative biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holdings and dividend and royalty revenue, today announced that its Board of Directors has paused the payment of dividends on the Company’s 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) until further notice. In accordance with the terms of the Series A Preferred Stock, dividends on the Series A Preferred Stock will continue to accrue and cumulate until such dividends are authorized or declared.

The Company will begin accruing the dividend as of July 1, 2024, and no dividend payment will be issued on July 31, 2024. The Company believes pausing the dividend is in the best interest of the Company and its stakeholders to maintain financial flexibility ahead of potentially significant inflection points.

The pausing of these dividends will defer approximately $0.7 million in cash dividend payments each month. The Board intends to revisit its decision regarding the monthly dividend regularly and will assess the profitability and cash flow of the Company to determine whether and when the suspension should be lifted.

The Series A Preferred Stock trades on the Nasdaq Capital Market under the “FBIOP” stock ticker symbol.

Lindsay A. Rosenwald, M.D., Fortress’ Chairman, President and Chief Executive Officer, said, “Across our portfolio, we could receive up to three regulatory approvals on NDAs and BLAs in the next 12 months for DFD-29, cosibelimab and CUTX-101, and potentially a fourth BLA filing as early as 2025 for CAEL-101. Based on its public statements, AstraZeneca has estimated that it expects the FDA to accept its BLA submission of CAEL-101 to treat AL amyloidosis for review as early as 2025, which could lead to approval and commercial milestone payments to Fortress. Additionally, Cyprium Therapeutics, our subsidiary company that developed CUTX-101, will retain 100% ownership over any priority review voucher that may be issued at NDA approval for CUTX-101. This is a pivotal time for the Company, and we are pausing the preferred dividend payments in order to maintain financial flexibility ahead of our multiple potential near-term milestones.”

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is an innovative biopharmaceutical company focused on acquiring and advancing assets to enhance long-term value for shareholders through product revenue, equity holdings and dividend and royalty revenue. The company has seven marketed prescription pharmaceutical products and over 20 programs in development at Fortress, at its majority-owned and majority-controlled partners and subsidiaries and at partners and subsidiaries it founded and in which it holds significant minority ownership positions. Fortress’ portfolio is being commercialized and developed for various therapeutic areas including oncology, dermatology, and rare diseases. Fortress’ model is focused on leveraging its significant biopharmaceutical industry expertise and network to further expand and advance the company’s portfolio of product opportunities. Fortress has established partnerships with some of the world’s leading academic research institutions and biopharmaceutical companies to maximize each opportunity to its full potential, including AstraZeneca, City of Hope, Fred Hutchinson Cancer Center, Nationwide Children’s Hospital and Sentynl. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology are generally intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include risks relating to: our growth strategy, financing and strategic agreements and relationships; the ongoing UTRF litigation and our indemnification of Caelum in connection therewith; our need for substantial additional funds and uncertainties relating to financings; our ability to identify, acquire, close and integrate product candidates successfully and on a timely basis; our ability to attract, integrate and retain key personnel; the early stage of products under development; the results of research and development activities; uncertainties relating to preclinical and clinical testing; uncertainties related to the timing and likelihood of a BLA being submitted for CAEL-101; our ability to obtain regulatory approval for products under development, including for DFD-29, cosibelimab and CUTX-101, for which submissions are pending; our ability to successfully commercialize products for which we receive regulatory approval; uncertainties related to the granting of any priority review voucher for CUTX-101; our ability to secure and maintain third-party manufacturing, marketing and distribution of our and our partner companies’ products and product candidates; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Company Contact:

Jaclyn Jaffe

Fortress Biotech, Inc.

(781) 652-4500

ir@fortressbiotech.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com